Designated Filer:	MONARCH ALTERNATIVE CAPITAL LP
Issuer & Ticker Symbol:	Trade Street Residential, Inc. [TSRE]
Date of Event Requiring Statement: January 16, 2014

Explanation of Responses

(1)
This Form 3 is being filed on behalf of Monarch Alternative Capital LP, a Delaware limited partnership ("MAC"), MDRA GP LP, a Delaware limited partnership (“MDRA GP”), and Monarch GP LLC, a Delaware limited liability company (“GP LLC”). MAC serves as the investment advisor to the Funds (as defined below), MDRA GP is the general partner of MAC, and GP LLC is the general partner of MDRA GP.  Each of MAC, MDRA GP and GP LLC may be deemed to indirectly beneficially own shares held directly by the Funds and each disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.

(2)	Common stock held directly by Monarch Debt Recovery Master Fund Ltd, a Cayman Islands exempted company (“MDRF”).

(3)	Common stock held directly by Monarch Opportunities Master Fund Ltd, a Cayman Islands exempted company (“MOF”).

(4)	Common stock held directly by Monarch Capital Master Partners II LP, a Cayman Islands limited partnership (“MCP2”).

(5)	Common stock held directly by Monarch Capital Master Partners II-A LP, a Cayman Islands limited partnership (“MCPA”).

(6)	Common stock held directly by P Monarch Recovery Ltd., a British Virgin Islands corporation (“PMON”).

(7)	Common stock held directly by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands exempted company (“MASF”, and together with MDRF, MOF, MCP2, MCPA and PMON, the “Funds”).